Exhibit 10.10

RABBIT HILL HOLDINGS, INC.

Rabbit Hill

Sarles Street

Mount Kisco, NY 10549

June 3, 1999

Mr. James D. Cirar

c/o TMB Industries

980 North Michigan Avenue ,

Suite 1100

Chicago, IL 60611

RE:	Consulting Agreement

Dear Mr. Cirar:

This letter will serve to confirm the consulting arrangement between Rabbit Hill Holdings, Inc. (“RHH”), Johnstown America Corporation (“JAC”), Freight Car Services, Inc. (“FCS”), JAC Patent Company (“Patent”), and JAIX Leasing Company (“JAIX” - collectively, JAC, FCS, Patent and JAIX are referred to herein as the “Company” or the “Companies”), pursuant to which you will render, as requested, certain consulting services to RHH and the Companies and, in addition, will serve, as requested, as a member of the Board of Directors of RHH.

Beginning on the date hereof, and continuing until such time as RHH elects to terminate this Agreement, you will, as requested, consult with and advise the Board of RHH, the Board of each of the Companies, and senior management of the Companies on all matters relating to the business of RHH and the Companies. You will attend and participate in such senior management meetings as we shall, from time to time, request, and shall otherwise be available to act as a consultant for RHH and the Companies (the “Consulting Services”).

In connection with rendering such Consulting Services, you shall devote your best efforts to perform your duties faithfully and in a diligent and efficient matter. You shall have a fiduciary duty of loyalty to RHH and each Company. The performance of your Consulting Services shall take place via telephone, correspondence or in personal conferences, as we shall reasonably request. The manner in which the Consulting Services are to be performed, and the specific hours to be worked by you shall be determined by RHH in its reasonable discretion, and we will rely on you to work as many hours as are reasonably necessary to fulfill your obligations under this Agreement; provided, however, that neither you nor we, anticipate that you will be required to spend more than 10 hours per month in connection with your Consulting Services, absent substantial problems at, or special circumstances involving, RHH or the Companies.

In consideration of the Consulting Services you are to provide hereunder, RHH will pay to you consulting fees at the rate of $50,000 per year, payable monthly, or at such other times as RHH and you shall mutually agree. In addition, RHH or the Companies shall reimburse you for all reasonable and necessary expenses incurred by you in performing your duties hereunder, subject to RHH’s prior approval, upon presentation of expense reports in form and format reasonably satisfactory to RHH, and supported by satisfactory documentation.

Each of RHH and you hereby agree that you are an independent contractor, solely responsible for the manner and form in which you perform the Consulting Services, and nothing contained herein shall be construed as creating an employer/employee, master/servant, principal/agent, partnership, joint venture or other similar type of arrangement. You agree that you will not take any action on behalf of RHH or the Companies without specific instructions from, and the prior approval of, RHH and the Companies, and that you do not have any right or power in any manner to bind or commit RHH or any Company to any contract or other obligation with any third party except upon specific prior written approval of RHH and such Company. Neither RHH nor any Company shall provide fringe benefits, including health insurance benefits, paid vacation or any other employee benefits, for your benefit. Neither RHH nor any Company shall be liable for withholding and remitting to proper state, federal or local agencies any income tax withholding, FICA tax withholding or similar amounts applicable to the consideration paid to you, or paying any other similar costs, fees, taxes or contributions associated with the relationship between RHH and the Companies, on the one hand, and you, on the other. You shall indemnify and hold RHH and each Company harmless against and for the payment of any such taxes, costs, fees or contributions.

You acknowledge that you are personally bound by the provisions of Section 9 of the Securities Purchase, Repurchase and Non-Compete Agreement dated June 2, 1999, (“Non-Compete Agreement”) and hereby agree to the application of such provisions, including the provisions enforcing the restrictive covenants contained therein in Section 11 of such Agreement.

This Agreement may be terminated by RHH at any time by written notice to you that it is the determination of the Board of RHH that it is in the best interests of RHH and the Companies to terminate this Agreement. This Agreement shall terminate automatically upon your death or disability. The term “disability” shall mean “permanent and total disability”, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. You may terminate this Agreement at any time by providing thirty (30) days written notice to RHH. We anticipate that you will provide the Consulting Services described herein through June 2,

2004, and accordingly the aggregate amount to be paid hereunder will equal $250,000. If RHH elects to terminate this Agreement, and if you have not then breached this Agreement or contravened the provisions of the Non-Compete Agreement, RHH will pay to you the balance of the fee for the Consulting Services (i.e. - the then unpaid portion of $250,000) within 30 days of such termination. If, however, RHH terminates this Agreement because of your breach of the terms hereof, your death or disability, your voluntary termination of the Agreement, or your breach of the provisions of the Non-Compete Agreement, RHH will be obligated to pay you only that portion of the fee described herein which accrued through the date of such termination. Moreover, if RHH has paid you the fee accruing for that period of time after termination, and thereafter you breach the terms of the Non-Compete Agreement, you shall pay to RHH, immediately upon demand, that portion of such consulting fee which relates to post-termination payments.

If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law in the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

Your obligations under this Agreement shall inure to the benefit of RHH and the Companies, and their successors and assigns, and shall be binding upon you and your legal representatives, heirs and permitted assigns. RHH shall have the right to assign, transfer or convey this Agreement to its affiliated companies, successor entities or assignees or transferees of substantially all of the RHH’s, or any of the Companies’, business activities. This Agreement, being personal in nature to you, may not be assigned by you without RHH’s prior written consent.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing, or if transmitted by facsimile, confirmed in writing within twenty-four (24) hours of such facsimile transmission, and shall be deemed to be duly given (i) when delivered, if delivered by hand, or by a nationally-recognized overnight delivery service, (ii) when transmitted, if delivered by facsimile, or (iii) three days after mailing, if mailed certified or registered first-class mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to RHH:	Rabbit Hill Holdings, Inc.
Sarles Street
Mount Kisco, NY 10549 Telecopy No.: (914) 666-8378

and to:	Rabbit Hill Holdings, Inc. c/o Johnstown America Corporation 17 Johns Street Johnstown, PA 15901 Attention: President Telecopy No.: (814) 533-5010

With a copy to:	White and Williams LLP 1800 One Liberty Place Philadelphia, PA 19103 Attention: George J. Hartnett, Esquire Telecopy No: (215) 864-7123

If to Consultant:	Mr. James D. Cirar P.O. Box 1197 Rochester Hills, Mich - 48308

or to such other address as the parties may from time to time designate in writing.

This Agreement will be governed by, and construed in accordance with, the law’s of the Commonwealth of Pennsylvania.

This Agreement (and any documents referred to herein) contains the entire agreement between the parties hereto with respect to the subject matter hereof.

If the foregoing correctly reflects your understanding of our agreement, we ask that you acknowledge that fact by signing the copy of this letter agreement enclosed herewith, and returning it to me.

Very truly yours,

RABBIT HILL HOLDINGS, INC.

By:	/s/ Camillo M. Santomero
Camillo M. Santomero, III
Director

Received, acknowledged and accepted, with the intent to be legally bound.

/s/ James D. Cirar
James D. Cirar